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                                                                  EXHIBIT(11)(A)

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                  MORTON INTERNATIONAL, INC. AND SUBSIDIARIES

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
                                                                   YEAR ENDED JUNE 30,
                                                          -------------------------------------
                                                             1996         1995         1994
                                                          -----------  -----------  -----------
Income per common and common equivalent share:
  Average number of shares of Common Stock
    outstanding.........................................  146,943,682  147,917,384  147,095,571
  Add:
    Additional shares assuming exercise of dilutive
      stock options--based on treasury stock method
      using average market prices.......................    2,447,302    2,222,708    2,994,012
                                                          -----------  -----------  -----------
      Total shares......................................  149,390,984  150,140,092  150,089,583
                                                          -----------  -----------  -----------
                                                          -----------  -----------  -----------
  Net income (000 omitted)..............................  $   334,188  $   294,058  $   226,514
                                                          -----------  -----------  -----------
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  Net income per share..................................        $2.24        $1.96        $1.51
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